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                                                                     EXHIBIT 3.6

     Great Falls Bancorp Bylaws Amendment
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     Section 8 of Article III of the Bylaws of Great Falls Bancorp was amended in its entirety to read as follows:

          "8.  Qualifications.  No person who shall have attained the age of
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     seventy (70) shall be eligible to be elected or reelected as a director;
     provided, that this restriction shall not apply to any person who shall not have attained the age of seventy-five (75) and who shall have served as Chairman of the Board for twelve (12) or more years."